Exhibit 10.89

April 4, 2011

Mr. Donald Breeding
10 Coverdell Park
The Woodlands, TX 77382

RE:  Consulting Services for Pinnacle Airlines Corp. (“Pinnacle”)

Dear Don:

As a result of the resignation of Philip Trenary as President and Chief Executive Officer of Pinnacle, you have agreed to provide consulting services to Pinnacle in the role of interim Chief Executive Officer.  The terms and conditions under which you will provide these services are set forth below:

1.  Services.  You agree to provide such services as are customary for a CEO of a publicly-held corporation, including providing advice to and oversight of Pinnacle’s management team.

2.  Term.  Your services began on March 10, 2011 and shall continue on a month-to-month basis until such time as a successor to Mr. Trenary has been hired and begins employment at Pinnacle.

3.  Compensation.  In consideration of the services to be provided hereunder, you will be paid $27,100 per calendar month, pro-rated for partial months.  There will be no withholding or deductions from your compensation.  The monthly fee shall be paid to you in two installments:  on the fifteenth day of the month and last business day of the month.

4.  Reimbursement of Expenses.  Pinnacle shall reimburse you, upon submission of an expense reimbursement form, for all out-of-pocket expenses related to the performance of your consulting services, including but not limited to lodging, meals and rental car fees/mileage reimbursement.  Other than the monthly fee for services rendered and expense reimbursement, you will not receive other payments or benefits from Pinnacle (other than those provided to you in your capacity as a director of Pinnacle).

5.  General.  You shall provide the services in the capacity of an independent contractor and not as an employee of Pinnacle.

Thank you for providing us with your expertise and services during this transition period.  If you are in agreement with the above terms and conditions, please so indicate by signing below.

Very truly yours,

/s/ Brian T. Hunt

Brian T. Hunt
Vice President and General Counsel

Agreed to this 4th day of April, 2011.

/s/ Donald Breeding
Donald Breeding